Press Contact:
Amy Inlow
212-609-4248
ainlow@liveperson.com

Peter Block Joins LivePerson, Inc. Board of Directors

NEW YORK, NY – August 3, 2010 – LivePerson, Inc. (Nasdaq: LPSN), a provider of online engagement solutions that facilitate real-time assistance and expert advice, today announced that Peter Block has joined its Board of Directors.  Mr. Block is a renowned management consultant and author of several best-selling books including Community: The Structure of Belonging.  He is also a partner in Designed Learning, a training and consulting company. Mr. Block has extensive experience working with many of the world’s leading organizations, helping them to transform their corporate cultures in order to bring about shared accountability and sustained growth, innovation and profitability.

“Peter is at the forefront of what it means to bring about organizational, cultural and societal change,” said Robert LoCascio, Chairman and CEO of LivePerson, Inc.  “His concepts are ones that we embrace as we strive to create and maintain a culture where our employees’ gifts and talents are recognized, where we have meaningful conversations that shift perspective, and where everyone works together, as owners, towards a common set of goals for the organization.  His book, Community:  The Structure of Belonging, provided inspiration as we set out to enhance our culture and establish a common language with which our people interact, execute and deliver solutions to the market.  We look forward to having him on our Board of Directors.”

“People long for connection,” said Peter Block.  “They want to exist in a workplace or a community where their talents are recognized and their potential contributions welcomed.  I admire LivePerson for recognizing this and the value that each individual contributor can bring to bear on the larger organization.  I look forward to serving on LivePerson’s board as the company evolves during this exciting time of innovation and expansion.”

Mr. Block has more than 40 years of experience in consulting, coaching and helping build sustainable organizations and communities.  He is the author of eight best-selling books, the most widely known are Flawless Consulting: A Guide to Getting Your Expertise Used (1st edition 1980, 2nd edition 1999); Stewardship: Choosing Service Over Self-Interest (1993) and The Empowered Manager: Positive Political Skills at Work (1987).  He is also author of Community:  The Structure of Belonging and The Abundant Community.  His work is about empowerment, stewardship, chosen accountability and the reconciliation of community.  The books describe ways to create workplaces and communities that work for all of their respective members.

He is the recipient of the Organization Development Network's 2008 Lifetime Achievement Award. In 2004 he received their first-place Members’ Choice Award, which recognized Flawless Consulting as the most influential book for OD practitioners over the past 40 years.  Mr. Block has also received national awards for outstanding contributions in the field of training and development, including the American Society for Training and Development Award for Distinguished Contributions; the Association for Quality and Participation President’s Award; and Training Magazine HRD Hall of Fame.

Mr. Block received a Master’s Degree in Industrial Administration from Yale University and he performed his undergraduate work at the University of Kansas.

About LivePerson
LivePerson (http://www.solutions.liveperson.com/ ) is a provider of online engagement solutions that facilitate real-time assistance and expert advice. Connecting businesses and experts with consumers seeking help on the Web, LivePerson's hosted software platform creates more relevant, compelling and personalized online experiences. Every month, LivePerson's intelligent platform helps millions of people succeed online. More than 8,000 companies, including EarthLink, Hewlett-Packard, Microsoft, and Verizon, rely on LivePerson to maximize the impact of the online channel. LivePerson is headquartered in New York City.

###